Exhibit 21.1

    Subsidiaries of ClearOne Communications, Inc Immediately After the Merger



Direct subsidiaries of ClearOne Communications, Inc:
----------------------------------------------------

      Gentner Ventures, Inc., a Utah corporation (100% owned)
      Gentner Holdings LLC, a Utah limited liability company (99% owned, 1%
        owned by Gentner Ventures, Inc )
      Tundra Acquisition Corporation, a Delaware corporation (100% owned, to be named E.mergent, Inc after the merger)
      Gentner EuMEA GmbH, a company organized under the laws of the Federal
        Republic of Germany (100% owned)

Direct and Indirect subsidiaries of Gentner Ventures, Inc:
----------------------------------------------------------

      Gentner Communications, Ltd., a company organized under the laws of the
        Republic of Ireland (formerly, Ivron Systems, Ltd.) (100% owned) Ivron Systems, Inc., a Delaware corporation (100% owned by Gentner
        Communications Limited)